Exhibit (m)(iii)(2)

Amendment No. 1 to Marketing Agreement

This Amendment, dated as of October 5, 2015, to the Marketing Agreement (this “Amendment”), by and between The Select Sector SPDR® Trust, a Massachusetts business trust (the “Trust”) and ALPS Fund Services, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”).

WHEREAS, the Trust and ALPS entered into a Marketing Agreement dated October 1, 2013 (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect the addition of two new Funds offered under the Trust; and

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. The parties hereto agree to delete the introductory clause of the first sentence of Section 5 (ending at the colon) and (a) (just after the colon) in their entirety and replace them with the following:

“Subject to the terms and conditions of the 12b-1 Plans, each Fund will pay to ALPS a fee for its services hereunder, calculated daily and payable monthly, equal to such Fund’s allocable portion of the aggregate fees payable by the Funds, as follows:

(a)	0.0325% per annum of the aggregate daily net assets of all Funds (“Aggregate Net Assets”) up to $9 Billion;”.

2. The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELECT SECTOR SPDR® TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Jesse Hallee	By:	/s/ Bradley J. Swenson
Name:	Jesse Hallee	Name:	Bradley J. Swenson
Title:	Secretary	Title:	Senior Vice President, CCO

Appendix A

FUND

The Consumer Discretionary Select SPDR Fund (XLY)

The Consumer Staples Select Sector SPDR Fund (XLP)

The Energy Select Sector SPDR Fund (XLE)

The Financial Select Sector SPDR Fund (XLF)

The Financial Services Select Sector SPDR (XLFS)

The Health Care Select Sector SPDR Fund (XLV)

The Industrial Select Sector SPDR Fund (XLI)

The Materials Select Sector SPDR Fund (XLB)

The Real Estate Select Sector SPDR (XLRE)

The Technology Select Sector SPDR Fund (XLK)

The Utilities Select Sector SPDR Fund (XLU)

As of October 5, 2015